Exhibit 99

NEWS RELEASE

For more information, contact:

Steve Albright

Chief Financial Officer

(636) 733-1305

FOR IMMEDIATE DISTRIBUTION

Reliv International Reports First-Quarter Financial Results for 2017

CHESTERFIELD, MO, May 12, 2017 – Reliv International, Inc. (NASDAQ:RELV), a maker of nutritional supplements that promote optimal health, today reported its financial results for the first quarter of 2017.

First-Quarter Results

Reliv reported net sales of $12.8 million for the first quarter of 2017 compared with net sales of $13.0 million in the first quarter of 2016. Net sales in the United States remained level at $10.3 million in the first quarter of 2017 when compared to the prior-year quarter. Net sales in Reliv’s foreign markets decreased 9.5 percent in the first quarter of 2017 compared with the prior-year first quarter with 8.0 percent of the decline due to the impact of foreign currency fluctuation as the result of a stronger U.S. dollar. An increase of 39.1 percent in net sales in Asia in the first quarter of 2017 was offset by a decline of 22.8 percent in net sales in Europe, along with decreases in other regions. The impact of foreign currency fluctuation was 12.0 percent of the net sales decline in Europe in the first quarter of 2017.

Reliv reported net income for the first quarter of 2017 of $524,000 (earnings per diluted share of $0.28) compared to a net loss of $44,000 (loss per diluted share of $0.02) in the first quarter of 2016. The loss per diluted share for the first quarter of 2016 has been adjusted for the one-for-seven reverse stock split that took effect on October 4, 2016. Income from operations for the first quarter of 2017 was $517,000 compared to a loss from operations of $181,000 in the same period in 2016. Income from operations improved primarily due to the result of a reduction in selling, general and administrative (“SGA”) expenses which decreased from $5.6 million in the first quarter of 2016 to $4.9 million in the first quarter of 2017. The reduction in 2017 SGA expenses is the result of the continuing impact of a cost reduction program that took place in mid-2016.

On February 1, 2017, Reliv formally announced the launch of Fit3TM, a new fitness and weight loss program created to help people get real fitness and weight loss results. The Fit3 program consists of three principal components: nutrition coaching, exercise coaching, and three new Fit3 formulas: Active, Burn and Purify. Active combines a three-protein blend of whey, casein and non-GMO soy with additional ingredients to support weight loss, athletic performance and energy. Burn further promotes weight loss when combined with healthy eating and exercise through a targeted fat-burning formula. Purify completes the trio as a probiotic, liver cleanse and metabolic supporter. Fit3 program net sales represented 10.1 percent of U.S. net sales in the first quarter of 2017.

“Reliv is a wellness company and with weight management being a critical element of an individual’s wellness, we believe we offer a real and achievable solution through our Fit3 program,” said Dr. Carl Hastings, Chief Scientific Officer. “Fit3 is our comprehensive solution to promote a healthy weight, improve athletic performance and help people create and maintain a fit lifestyle.”

“Fit3 ushers in a new era for Reliv,” said Ryan Montgomery, President. “Fit3 is much more than a set of extraordinary nutritional products; it is a multi-faceted lifestyle program and support system. With more than two-thirds of the U.S. population overweight, the Fit3 opportunity is clear.”

Reliv had cash and cash equivalents of $3.8 million as of March 31, 2017, compared to $3.6 million as of December 31, 2016 and $3.9 million as of March 31, 2016. Net cash generated from operating activities was $530,000 in the first quarter of 2017.

As of March 31, 2017, Reliv had 37,280 distributors and preferred customers – a decrease of 17.2 percent from March 31, 2016 – of which 3,590 are Master Affiliate level and above. The number of Master Affiliates decreased by 32.3 percent compared to the year-ago total. Master Affiliate is the level at which distributors are eligible to earn generation royalties. The decrease in the number of Master Affiliates in the U.S. and Canada was due in part to the increase in the business volume requirement for distributors to reach the Master Affiliate level. This change was effective February 1, 2016 as part of our revised compensation plan strategy and affected Master Affiliate requalifications during the first quarter of 2017.

About Reliv International, Inc.

Reliv International, based in Chesterfield, MO, produces nutritional supplements that promote optimal nutrition. Reliv supplements address essential nutrition, fitness and weight loss and targeted solutions. Reliv is the exclusive provider of LunaRich® products, which optimize levels of lunasin, a soy peptide that works at the epigenetic level to promote optimal health. The company sells its products through an international network marketing system of independent distributors in 15 countries. Learn more about Reliv at reliv.com, or on Facebook, Twitter or Instagram.

Statements made in this news release that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or similar expressions. Factors that could cause actual results to differ are identified in the public filings made by Reliv with the Securities and Exchange Commission. More information on factors that could affect Reliv’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which are available on the Company’s web site, reliv.com.

--FINANCIAL HIGHLIGHTS FOLLOW –

Reliv International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	March 31	December 31
	2017	2016
	(Unaudited)	(Audited)
Assets
Current Assets:
Cash and cash equivalents	$3,829,293	$3,606,817
Accounts receivable, less allowances of $26,400 in 2017 and $26,700 in 2016	268,047	126,113
Accounts and note due from employees and distributors	138,081	139,931
Inventories	4,246,420	4,487,830
Other current assets	896,929	571,377

Total current assets	9,378,770	8,932,068

Other assets	7,627,561	7,679,357
Net property, plant and equipment	5,955,808	5,854,302

Total Assets	$22,962,139	$22,465,727

Liabilities and Stockholders' Equity

Total current liabilities	$4,281,812	$4,234,305
Current portion of long-term debt	357,399	389,096
Long-term debt, noncurrent	2,437,101	2,518,341
Other noncurrent liabilities	413,946	409,813
Stockholders' equity	15,471,881	14,914,172

Total Liabilities and Stockholders' Equity	$22,962,139	$22,465,727

Consolidated Statements of Operations

	Three months ended March 31
	2017	2016
	(Unaudited)	(Unaudited)
Product sales	$11,835,116	$12,042,561
Handling & freight income	942,666	993,889

Net Sales	12,777,782	13,036,450

Costs and expenses:
Cost of products sold	2,835,525	2,984,104
Distributor royalties and commissions	4,498,553	4,624,375
Selling, general and administrative	4,926,279	5,609,268

Total Costs and Expenses	12,260,357	13,217,747

Income (loss) from operations	517,425	(181,297)
Other income (expense):
Interest income	25,526	27,357
Interest expense	(24,841)	(26,401)
Other income	32,683	113,681

Income (loss) before income taxes	550,793	(66,660)
Provision (benefit) for income taxes	27,000	(23,000)

Net Income (loss)	$523,793	($43,660)

Earnings (loss) per common share - Basic	$0.28	($0.02)
Weighted average shares	1,845,000	1,846,000

Earnings (loss) per common share - Diluted	$0.28	($0.02)
Weighted average shares	1,846,000	1,846,000

Reliv International, Inc. and Subsidiaries

Net sales by Market

(in thousands)	Three months ended March 31,				Change from
(Unaudited)	2017		2016		prior year
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	$10,259	80.3%	$10,255	78.7%	$4	0.0%
Australia/New Zealand	260	2.0%	298	2.3%	(38)	-12.8%
Canada	264	2.1%	306	2.3%	(42)	-13.7%
Mexico	157	1.2%	163	1.3%	(6)	-3.7%
Europe	1,201	9.4%	1,556	11.9%	(355)	-22.8%
Asia	637	5.0%	458	3.5%	179	39.1%

Consolidated Total	$12,778	100.0%	$13,036	100.0%	$(258)	-2.0%

The following table sets forth, as of March 31, 2017 and 2016, the number of our Active Distributors/Preferred Customers and Master Affiliates and above. The total number of active distributors includes Master Affiliates and above. We define an active distributor as one that enrolls as a distributor or renews his or her distributorship during the prior twelve months. Master Affiliates and above are distributors that have attained the highest level of discount and are eligible for royalties generated by Master Affiliate groups in their downline organization. In February 2016, we introduced a formal Preferred Customer program in the United States and Canada. As a result, we are including Preferred Customers as part of our Active Distributor count. Preferred Customer programs were previously in place in Europe and other foreign markets. Preferred Customers represent approximately 5,200 and 4,400 of the Active Distributor count as of March 31, 2017 and 2016, respectively.

Active Distributors/Preferred Customers and Master Affiliates and above by Market

(Unaudited)

	As of 3/31/2017		As of 3/31/2016		Change in %
	Active Distributors and Preferred Customers	Master Affiliates and Above	Active Distributors and Preferred Customers	Master Affiliates and Above	Active Distributors and Preferred Customers	Master Affiliates and Above

United States	26,110	2,610	31,910	4,130	-18.2%	-36.8%
Australia/New Zealand	1,440	110	1,690	120	-14.8%	-8.3%
Canada	780	90	1,120	170	-30.4%	-47.1%
Mexico	880	60	1,220	90	-27.9%	-33.3%
Europe	4,620	410	6,000	480	-23.0%	-14.6%
Asia	3,450	310	3,100	310	11.3%	0.0%

Consolidated Total	37,280	3,590	45,040	5,300	-17.2%	-32.3%